Press Release

Inova’s Right Tag Receives Order for 1,000 RFID PC Boards

Santa Monica, CA, July 24, 2007 – Right Tag, an Inova Technology (stock symbol OTCBB: IVTH) company, recently launched the world’s first RFID (radio frequency identification) board that can be used to transform any electronic device into an RFID scanner.

A trade show supplier, Trakkers, has ordered 1,000 of the PC boards from Right Tag. Trakkers will use the boards in a revolutionary product that trade show exhibitors can use to remotely scan the name tags of people entering their booths. Previously, exhibitors had to physically scan the bar codes on individual name tags.

“We are extremely pleased to receive our first order for our new pc board. Trakkers will now be able to differentiate themselves from their competitors by offering a superior product that can revolutionize the trade show industry,” said Adam Radly, CEO of Right Tag’s parent Inova Technology. “As we enter the second half of 2007, we are implementing an aggressive sales and marketing campaign to target various industries that will benefit from integrating our RFID board,” said Adam Radly.

The RFID board supports an industry standard communication interface allowing it to be used for many applications.

The board could be used, for example, to intelligently monitor and route products by installing it in devices used by couriers, on conveyor belts, or in doorways. This would allow a company to automatically update delivery schedules, inventory databases, locate critical equipment (for example, in a hospital) or prevent theft.

 “Someday most products will have RFID tags and most electronic devices will have readers. We are working closely with PC companies to ensure those readers come from us,” said Adam Radly, CEO of Inova Technology.

In addition to selling the PC board, Right Tag will license the technology to the manufacturers of laptops and PDAs to make their product RFID ready.

About Inova Technology

Inova Technology (www.InovaTechnology.com) has two business units: one develops RFID products and the other provides IT services and data storage solutions.

RightTag (www.righttag.com) is the RFID subsidiary of Inova. RightTag's current RFID product line includes handheld scanners, desktop scanners, PC boards, printers, and tags. RightTag products cater to a wide variety of customers such as the Government, retailers, transportation companies, manufacturers, and distributors. RightTag has more than 200 customers worldwide. RightTag has several RFID patents pending.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 800 757 9808